Phone +41 44 444 35 55 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich Switzerland

Consent of Independent Registered Public Accounting Firm

SEALSQ Corp, British Virgin Island

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 9, 2022, relating to the consolidated financial statements of WISeKey Semiconductors SAS, (SEALSQ Corp Predecessor), and to the use of our report dated March 10, 2023 relating to the balance sheet of SEALSQ Corp. as of December 31, 2022 which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, Switzerland, March 10th, 2023

BDO AG

/s/ Philipp Kegele	/s/ Sascha Gasser
Philipp Kegele	ppa. Sascha Gasser